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Contact:	Dennis Sabourin Investor Relations Officer (732) 212 - 3321

FOR IMMEDIATE RELEASE

WELLMAN ANNOUNCES CLOSING OF $625 MILLION FINANCING

February 11, 2004, Shrewsbury, NJ - Wellman, Inc. (NYSE: WLM) announced that it has closed $625 million in new debt financings, comprised of a $175 million Revolving Credit Facility with an interest rate of LIBOR plus 250 basis points on outstanding borrowings, a 5-year, $185 million First Lien Term Loan with an interest rate of LIBOR plus 400 basis points and a 6-year, $265 million Second Lien Term Loan with an interest rate of LIBOR plus 675 basis points. These financings are secured by the Company's domestic assets. Net proceeds from these credit facilities were used to repay substantially all of the Company's existing indebtedness and certain other contractual obligations. Deutsche Bank Securities, Inc. and J.P. Morgan Securities Inc. acted as joint bookrunners on the Term Loans and Deutsche Bank Securities, Inc. acted as sole bookrunner on the Revolving Credit Facility.

In the first quarter of 2004, the Company expects to incur approximately $47 million in pretax charges, or approximately $0.95 per share after tax, resulting from the new financings and costs associated with the financings that were repaid. The charges are principally the result of prepayment penalties associated with repayment of the Company's private placement notes, waiver fees and other expenses related to financings that were repaid, charges associated with the termination of the synthetic lease and unamortized financing costs. After closing the new debt financing, the Company has approximately $490 million in total outstanding debt.

Tom Duff, the Company's Chief Executive Officer stated, "We are very pleased to have completed this financing. These new facilities provide the Company with substantial financial flexibility, with approximately $100 million in available liquidity at closing and no significant debt maturities until 2009."

Wellman, Inc. manufactures and markets high-quality polyester products; including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins, Fortrel® brand polyester fibers and Wellamid® engineering resins. One of the world's largest PET plastic recyclers, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for PET resins and polyester fiber; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; the impact of a governmental investigation of pricing practices in the polyester staple fiber industry; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K/A for the year ended December 31, 2002.

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